EXHIBIT 99.1

Merit Medical Shareholders Elect Silvia M. Perez as New Director

Experienced healthcare veteran brings a broad background spanning clinical, regulatory, operations, marketing, and business leadership to Merit’s Board of Directors.

SOUTH JORDAN, Utah, May 16, 2024 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (NASDAQ: MMSI), a global leader of healthcare technology, today announced that its shareholders elected Silvia M. Perez, President of the Commercial Branding and Transportation Division at 3M Company, as a director in Merit’s Annual Meeting of Shareholders held on May 15, 2024. Merit’s shareholders also re-elected Fred P. Lampropoulos and Stephen C. Evans as directors. Ms. Perez and Messrs. Lampropoulos and Evans were elected to serve three-year terms.

"We are pleased to welcome Silvia Perez as our newest director,” said Mr. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Her expertise and proven track record of leadership success will provide valuable industry and organizational perspective to both the board and the company’s management team as we pursue our continued growth initiatives.”

“I'm honored to join the Merit Board of Directors,” Perez said. “I believe in the company's mission to improve and save lives around the globe. I'm excited to bring my experience to the team as they propel this mission forward."

Ms. Perez has worked for more than two decades in the healthcare industry, with accomplishments in clinical, regulatory, operations, marketing, and business leadership.

She joined 3M Company in 1994 and has held a variety of leadership roles across the organization, both domestic and international. Roles include President of Commercial Solutions Division and Vice President of Acelity, Inc., which was the largest acquisition in the history of 3M Company.

Ms. Perez holds a pharmaceutical chemist degree from the University of the Republic (Uruguay), and is an industrial pharmacist educated at the Federal University of Parana (Brazil). She holds Six Sigma Black Belt and Master Black Belt certifications.

ABOUT MERIT MEDICAL Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture, and distribution of proprietary disposable medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling more than 700 individuals. Merit employs approximately 7,000 people worldwide.

TRADEMARKS Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Systems, Inc., its subsidiaries, or its licensors.

CONTACTS
PR/Media Inquiries
Sarah Comstock
Merit Medical
+1-801-432-2864 | sarah.comstock@merit.com

INVESTOR INQUIRIES
Mike Piccinino, CFA, IRC
Westwicke - ICR
+1-443-213-0509 | mike.piccinino@westwicke.com

Summary report: Litera Compare for Word 11.8.0.56 Document comparison done on 5/16/2024 8:45:26 AM
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